INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT


We consent to the incorporation by reference in this Registration Statement of Metropolitan Series Fund, Inc. on Form N-14AE of our report dated February 14, 2005 appearing in the Annual Report of BlackRock Money Market Portfolio of Metropolitan Series Fund, Inc. for the year ended December 31, 2004 and to the reference to us under the heading "Financial Statements and Experts" in the Prospectus/Proxy Statement, which is a part of this Registration Statement.


/s/ Deloitte & Touche LLP
Boston, Massachusetts
February 16, 2005